EXHIBIT 23.12

To the Partners of FrontierVision Partners, L.P.

We consent to the use of our report dated March 16, 1998, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1997 and 1996, included herein and to the reference to our firm under the heading "Experts" in the post-effective amendment No. 1 to the Form S-4.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
April 2, 1998